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Exhibit 99.1

II. VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts (in millions)

	Balance at Beginning of Period	Additions Charged to Cost and Expenses		Deductions		Other		Balance at End of Period
December 31, 2004	$24.8	$8.3	(a)	$(6.8)	(b)	$0.5	(c)	$26.8

December 31, 2003	$18.1	$9.0	(a)	$(3.2)	(b)	$0.9	(c)	$24.8

December 31, 2002	$18.3	$2.6	(a)	$(3.2)	(b)	$0.4	(c)	$18.1

(a)
Provision charged to earnings

(b)
Accounts written-off

(c)
Adjustments from translating at current exchange rates

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  Exhibit 99.1
II. VALUATION AND QUALIFYING ACCOUNTS